Exhibit 21.1

Subsidiaries of BP Midstream Partners LP(1)

Wholly-Owned Entity	State of Formation
BP Two Pipeline Company LLC	Delaware
BP D-B Pipeline Company LLC	Delaware
BP River Rouge Pipeline Company LLC	Delaware

Joint Venture	State of Formation
Mars Oil Pipeline Company LLC(2)	Delaware
Mardi Gras Transportation System Company LLC(3)	Delaware
Caesar Oil Pipeline Company, LLC(3)	Delaware
Cleopatra Gas Gathering Company, LLC(3)	Delaware
Endymion Oil Pipeline Company, LLC(3)	Delaware
Proteus Oil Pipeline Company, LLC(3)	Delaware

(1)	Following the completion of the formation transactions described in the prospectus that forms a part of this registration statement.
(2)	Following the completion of the formation transactions described in the prospectus that forms a part of this registration statement, the Partnership will own a 28.5% interest in Mars Oil Pipeline Company LLC.
(3)	Following the completion of the formation transactions described in the prospectus that forms a part of this registration statement, the Partnership will own a 20.0% managing member interest in Mardi Gras Transportation System Company LLC. Mardi Gras Transportation System Company LLC owns a 56.0% interest in Caesar Oil Pipeline Company, LLC, a 53.0% interest in Cleopatra Gas Gathering Company, LL, a 65.0% interest in Endymion Oil Pipeline Company, LLC and a 65.0% interest in Proteus Oil Pipeline Company, LLC.